PRESS RELEASE
For Immediate Release
Contact:
Jami Zimmerman
jzimmerman@raverg.com
RAVE Restaurant Group, Inc.
469-384-5132

RAVE Restaurant Group Announces Preliminary Second Quarter Results for Fiscal 2016
Company to present at the 18th Annual ICR Investor Conference on January 12

DALLAS, TX-- RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today announced preliminary results for the second quarter of fiscal 2016 ended December 27, 2015. RAVE, the parent company of both Pie Five Pizza Co. and Pizza Inn, also announced CEO Randy Gier will be presenting at the 18th Annual ICR Investor Conference on January 12, 2016.

Preliminary Second Quarter Highlights:

•	Pizza Inn domestic comparable store sales decreased 1.7% from the same period of the prior year.
•	Pie Five comparable store sales decreased 1.6% from the same period of the prior year.
•	Pie Five system-wide total retail sales increased 151% from the same period of the prior year.
•	Pie Five opened 14 new restaurants in the quarter bringing the total to 82 restaurants.

 Both Pizza Inn and Pie Five experienced low single digit comparable same store sales declines in the second fiscal quarter.  “Both brands were overlapping strong prior year results,” said Randy Gier, CEO of Rave Restaurant Group, Inc.  “We are addressing our opportunities to accelerate growth at each brand.”

For Pie Five, system-wide retail sales, which includes franchise and Company-owned restaurants, increased 151% for the quarter when compared to the same period in the prior year driven by an 180% increase in average units open and a 9.9% decrease in the system-wide average weekly sales.  Comparable store sales, which in the second fiscal quarter of 2016 represented both Company-owned and franchised restaurants, decreased 1.6%.  As previously reported, Pie Five was overlapping significant, double digit comparable store gains in the prior year.  In addition, Pie Five has experienced some cannibalization from new restaurants in the Dallas market, which makes up a disproportionate share of the current comparable store base.  The decrease in Pie Five average weekly sales was primarily due to entry into new company markets and several franchise stores that opened with unusually high volume in the prior year.  Eleven new franchised restaurants and three new Company-owned restaurants opened in the second quarter fiscal 2016, bringing the fiscal quarter-end restaurant count to 82 Pie Five restaurants.

The Company currently has Pie Five franchise restaurant development commitments for more than 400 franchise restaurants.  The Company expects to hit the 100 mark before the end of FY16.

Pizza Inn domestic comparable store sales decreased 1.7% from the same period in the prior year.

Upcoming Investor Conference

The Company will present at the 18th Annual ICR Investor Conference on January 12, 2016 in Orlando, Florida.  RAVE’s presentation will begin at 12:30 PM Eastern Time and will be archived on the Company's website at www. http://raverg.com.  The ICR Conference is an invitation-only event where public and private company management teams, institutional investors, sell-side research analysts, investment bankers, private equity professionals and select media connect with one another with the goal of understanding consumer trends and public company prospects as the year begins. The event is one of the largest investment conferences of the year, featuring presentations by more than 150 public and private companies, with attendance regularly exceeding 2,000. For additional information please visit http://www.icrconference.com.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Rave Restaurant Group.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of Rave Restaurant Group will be achieved.

RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.
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